EXHIBIT 99.1

Znomics, Inc. Announces Issuance of Controlling Interest in Company

PORTLAND, Ore., Feb. 10, 2010 (GLOBE NEWSWIRE) -- Znomics, Inc. (OTCBB:ZNOM) today announced the issuance of 75% of the fully diluted capital stock of Znomics to affiliates of Cherry Tree, a financial advisory firm offering investment banking, investment management and wealth management services based in Minneapolis, MN (collectively, the "Purchasers").

Znomics issued 40,811,886 shares of common stock to the Purchasers for total consideration of $125,000, paid in cash at closing.

The stock purchase agreement and related transactions were approved by the Board of Directors of Znomics and by shareholders who owned a majority of the outstanding shares of Znomics common stock prior to the issuance of the new shares.

Znomics is currently a "shell company" as defined by the Securities Exchange Act of 1934. It is expected that the Purchasers will use Znomics to acquire an operating business, but no specific acquisition discussions are under way and the Purchasers expect the acquisition process could take several years.

As part of the transaction, the shareholders have elected a new Board of Directors, which includes Tony J. Christianson and Gordon F. Stofer, founders and co-managing partners of Cherry Tree, John C. Bergstrom, managing partner of RiverPoint Investments and Kerry D. Rea, former Chief Financial Officer of Znomics. The new Board of Directors appointed Mr. Christianson as Chairman, Mr. Stofer as Chief Executive Officer and David G. Latzke, a Managing Director at Cherry Tree, as Chief Financial Officer and Secretary.

Simultaneous with the issuance of this press release, Znomics filed a Form 8-K with the Securities and Exchange Commission outlining the acquisition and related transactions, including exhibits.

Forward-Looking Statements

Certain statements found in this press release may constitute "forward-looking statements," which reflect the speaker's current views with respect to expectations and future events and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this press release include the expectation that the Purchasers will use Znomics to acquire an operating business and the anticipated timeline for that process. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties relating to the forward-looking statements in this release include, without limitation, the Purchasers' ability to identify a viable candidate for a reverse merger transaction with Znomics and to successfully negotiate and complete the transaction.

CONTACT:  Znomics, Inc.
          David G. Latzke, Chief Financial Officer
          952.253.6032
          dlatzke@cherrytree.com